                            Richards, Layton & Finger
                           A Professional Association
                                One Rodney Square
                                  P.O. Box 551
                           Wilmington, Delaware 19899
                                 (302) 651-7700
                                   www.rlf.com


                                   May 9, 2004


AWNA Trust
c/o Allied Waste North America, Inc.
15880 North Greenway-Hayden Loop, Suite 100
Scottsdale, Arizona 85260

            Re: AWNA Trust

Ladies and Gentlemen:

            We have acted as special Delaware counsel for AWNA Trust, a Delaware statutory trust (the "Trust"), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

            We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

            (a) The Certificate of Trust of Trust (the "Certificate of Trust"), as filed with the office of the Secretary of State of the State of Delaware (the "Secretary of State") on November 25, 2002;

            (b) The Declaration of Trust, dated as of November 25, 2002, among Allied Waste Industries, Inc., as sponsor (the "Company") and the trustees named therein;

            (c) The Registration Statement, to be filed by the Company and the Trust with the Securities and Exchange Commission on or about May 9, 2004 on Form S-3 (the "Registration Statement"), including a preliminary

AWNA Trust
May 9, 2004
Page 2

                  prospectus (the "Prospectus") relating to the Trust Preferred Securities of the Trust representing beneficial interests in the assets of the Trust (each, a "Trust Preferred Security" and collectively, the "Trust Preferred Securities");

            (d) A form of Amended and Restated Declaration of Trust for the Trust (the "Trust Agreement"), to be entered into among the Company, the trustees of the Trust named therein and the several holders defined therein (including the form of Trust Preferred Securities Certificate attached thereto as Exhibit
                  C), attached as an exhibit to the Registration Statement; and

            (e) A Certificate of Good Standing for the Trust, dated May 9, 2004, obtained from the Secretary of State.

            Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.

            As to various questions of fact material to our opinion, we have relied upon the representations made in the foregoing documents and upon certificates of officers of the Company.

            With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

            For purposes of this opinion, we have assumed (i) that the Trust Agreement and the Certificate of Trust will be in full force and effect and will not be amended, (ii) the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents (other than the Trust) examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are signatories to the documents examined by us, (iv) that each of the parties to the documents (other than the Trust) examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents,
(v) the due authorization, execution and delivery by all parties thereto of all documents (other than the Trust) examined by us, (vi) the receipt by each Person to whom a Trust Preferred Security is to be issued by the Trust (collectively, the "Trust Preferred Security Holders") of a Trust Preferred Securities Certificate for such Trust Preferred Security and the payment for such Trust Preferred Security, in accordance with the Trust Agreement and the Registration Statement, and (vii) that the Trust Preferred Securities will be authenticated, issued and sold to the Trust Preferred Security Holders in accordance with the Trust Agreement and the Registration Statement. We have not participated in the preparation of the Registration Statement or the Prospectus and assume no responsibility for their contents.

            This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating

AWNA Trust
May 9, 2004
Page 3

thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

            Based upon the foregoing, and upon our examination of such questions of laws and rules, regulations and orders thereunder as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

            1. The Trust has been duly created and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C.
Section 3801, et seq. (the "Act"), and has the power and authority under the Trust Agreement and the Act to execute, deliver and file the Registration Statement.

            2. The Trust Preferred Securities of the Trust have been duly authorized by the Trust Agreement and, when executed and delivered in accordance with the Trust Agreement, will represent valid and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable undivided beneficial interests in the assets of the Trust.

            3. The Trust Preferred Security Holders, as beneficial owners of the Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Trust Preferred Security Holders may be obligated to make payments as set forth in the Trust Agreement.

            We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the use of our name under the heading "Legal Matters" in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours,


                              /s/ Richards, Layton & Finger, P.A.


DKD/TJH